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                                                             EXHIBIT NO. 99.5(b)

                          INVESTMENT ADVISORY AGREEMENT


INVESTMENT ADVISORY AGREEMENT, dated as of this 23rd day of July, 1986, by and between MFS/SUN LIFE SERIES TRUST, a Massachusetts business trust (the "Trust"), and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation ("MFS" or the "Adviser").

                              WITNESSETH:

WHEREAS, the Trust is registered under the Investment Company Act of 1940 and is engaged in business as an open-end investment company that issues Shares of Beneficial Interest (without par value) ("Shares") that are divided into seven separate series of shares;

WHEREAS, the Adviser is willing to provide business management services to the Trust with respect to the "Conservative Growth Series" the "Government Plus Securities Series" and the "Zero Coupon Series" of the Trust (the "Series") on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

      1. Duties of the Adviser. The Adviser shall provide each of the Series with such investment advice and supervision as the Trustees may from time to time consider necessary for the proper supervision of the assets of each Series. The Adviser shall act as Adviser to each Series and shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of each Series shall be held uninvested , subject always to the restrictions of the Trust's Declaration of Trust, dated February 15, 1985, and the Trust's By-Laws, as each may be amended from time to time (respectively, the "Declaration" and the "By-Laws"), to the provisions of the Investment Company Act of 1940 and the Rules, Regulations and orders thereunder, and to the Trust's then-current Prospectus. The Adviser shall also make recommendations as to the exercise of voting rights, rights to consent to corporate action and any other rights pertaining to the securities in the portfolio represented by the Shares of each Series. Should the Trustees at any time, however, make any definite determination as to investment policy with respect to any one or more of the Series or all Series collectively and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Adviser shall take, on behalf of each Series, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities of each Series for the Trust's account with brokers or dealers selected by it, and to that end the Adviser is authorized as the agent of the Trust to give instructions to the Custodian of the Trust s to deliveries of securities and payments of cash for the account of the Trust. In connection with the selection of such brokers or dealers and the placing of such orders for the Government Plus Securities Series and Zero Coupon Series, the Adviser is directed to seek execution at the best available price. Subject to this requirement of seeking the best available price, such securities may be bought from or sold to broker/dealers who have furnished statistical, research, and other information or services to the Adviser. For the Conservative Growth Series, the Adviser is directed to seek execution of portfolio transactions at the best available price by responsible brokerage firms at reasonably competitive commission rates. In fulfilling this requirement, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise, solely by reason of its having caused the Trust on behalf of the Conservative Growth Series to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Conservative Growth Series and to other clients of the Adviser as to which the Adviser exercises investment discretion.

      2. Allocation of Charges and Expenses. The Adviser shall furnish at its own expense all necessary administrative services, including office space, equipment, clerical personnel, investment advisory facilities, and executive and supervisory personnel for managing the investments of each Series, effecting the portfolio transactions of each Series, and, in general, administering the Trust's affairs. The Adviser shall arrange, if desired by the Trust, for Directors, officers and employees of the Adviser or its "affiliates" to service without compensation as Trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law. It is understood that the Trust will pay all of its own expenses including, without limitation, compensation of those Trustees who are not "affiliated" with the Adviser; governmental fees; interest charges; taxes; membership dues in the Investment Company Institute allocable to the Trust; fees and expenses of independent auditors, of legal counsel and of any transfer agent or registrar of the Trust; expenses of repurchasing and redeeming shares; expenses of preparing, printing and mailing prospectuses, shareholder reports, notices, proxy statements and reports to shareholders, governmental officers or commissions; brokerage and other expenses connected with the execution, recording and settlement of portfolio security transactions; insurance premiums; fees and expenses of the custodian for all services to the Trust, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of shares of each Series in the manner described in the Trust's then-current Prospectus; and expenses of shareholder meetings.

      3. Compensation of the Adviser. For the services to be rendered and the facilities to be provided, the Trust shall pay to the Adviser a separate investment advisory fee for each series that is to be computed and paid monthly. Such computations shall commence on the effective date of this Agreement and shall be calculated as follows: (i) 0.55% of the average net assets of the Conservative Growth Series for the Trust's then-current fiscal year; (ii) 0.55% of the average net asset of the Government Plus Series for the Trust then-current fiscal year; and (ii) 0.25% of the average net assets of the Zero Coupon Series for the Trust's then-current fiscal year. Payment of the foregoing fee is subject to the provision that within 30 days following the close of any fiscal year of each series of the Trust, the Adviser will pay to each Series a sum equal to the amount by which the operating expenses of such series, but excluding interest, taxes, brokerage commissions and extraordinary expenses, incurred during such fiscal year exceed one and one-quarter percent (1.25%) of the average net assets of such series for the fiscal year. If the Adviser shall serve for less than the whole of any period specified in this Section 3, the compensation to the Adviser shall be prorated.

      4. Covenants of the Adviser. The Adviser agrees that it will not deal with itself, or with the Trustees of the Trust as principals in making purchases or sales of securities or other property for the account of the Trust, will not take a long or short position in the Shares of any of the Series except as provided by the Declaration and will comply with all other provisions of the Declaration and By-Laws and the then-current Prospectus of the Trust relative to the Adviser and its Directors and officers.

      5. Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution and management of the Trust, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Section 5, the term "Adviser" shall include Directors, officers and employees of the Adviser as well as the corporation itself.

      6. Activities of the Adviser. The services of the Adviser to the Trust are not to be deemed to be exclusive, MFS being free to render investment advisory and/or other services to others. The Adviser may permit other fund clients to use the initials "MFS" in their names. The Trust agrees that if the Adviser shall for any reason no longer serve as the Adviser to the Trust, the Trust will change its name so as to delete the initials "MFS". It is understood that Trustees, officers, and shareholders of the Trust, are or may be or become interested in the Adviser, as Directors, officers, employees, or otherwise and that Directors, officers and employees of the Adviser are or may become similarly interested in the Trust and that the Adviser may be or become interested in the Trust as a shareholder or otherwise.

      7. Severability of this Agreement. If this Agreement shall be deemed or held to be invalid of unenforceable or shall terminate with respect to any Series, such invalidity, unenforceability or termination shall not have any effect on this Agreement as it applied to other Series and this Agreement shall continue in full force and effect with regard to such other Series.

      8. Duration, Termination and Amendments of this Agreement. This Agreement shall become effective as of the day and year first above written and shall govern the relations between the parties hereto thereafter, and shall remain in force until November 1, 1987 on which date it will terminate unless its continuance after November 1, 1987 is "specifically approved at least annually"
(i) by the vote of a majority of the Trustees of the Trust who are not "interested persons" of the Trust or of the Adviser at a meeting specifically called for the purpose of voting on such approval, and (ii) by the Board of Trustees of the Trust, or by "vote of a majority of the outstanding voting securities" of the Trust.

      This Agreement may be terminated with respect to one or more Series at any time without the payment of any penalty by the Trustees or by "vote of a majority of the outstanding voting securities" of the series to be terminated, or by the Adviser, in each case on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall automatically terminate in the event of its "assignment".

      This Agreement may be amended only if such amendment is approved by "vote of a majority of the outstanding voting securities" of each Series affected thereby.

      The terms "specifically approved at least annually", "vote of a majority of the outstanding voting securities", "assignment", "affiliated person", and "interested persons", when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the Investment Company Act of 1940 and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.


      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names, and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written. The undersigned Trustee of the Trust has executed this Agreement not individually, but as Trustee under the Declaration, and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Trust, individually, but bind only the trust estate of the Trust.

                  MFS/SUN LIFE SERIES TRUST


                  By:   JOHN D. MCNEIL
                     --------------------------------
                        John D. McNeil
                        Chairman and Trustee



                  MASSACHUSETTS FINANCIAL SERVICES COMPANY


                  By:   RICHARD B. BAILEY
                     --------------------------------
                        Richard B. Bailey
                        Chairman and Director